Exhibit 99.3

PRELIMINARY OFFERING CIRCULAR EXCERPTS

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

NEW CREDIT FACILITIES

We have received commitments from lenders for a new asset-based revolving loan facility (the “ABL Facility”) and a new first-priority revolving facility (the “First-Lien Revolving Facility”), which we will enter into as soon as practicable following completion of this offering and upon satisfaction of customary conditions. These facilities will replace our existing revolving credit facility. While we have received commitments from lenders for the proposed ABL Facility and First-Lien Revolving Facility, there can be no assurance that we will enter into such facilities. The existing revolving credit facility matures on August 1, 2012.

As of December 31, 2011, our existing $200.0 million revolving credit facility had no borrowings outstanding, $40.8 million in letters of credit outstanding, and $159.2 million available for future borrowing.

The ABL Facility will have a five-year term unless, on any of the dates that is 91 days prior to the scheduled maturity of the Existing Notes, our existing second-lien notes, our subordinated notes or amounts borrowed under the Verso Paper Finance Holdings, LLC (“Holdco”) term loan, more than $100.0 million aggregate principal amount of the Existing Notes, our existing second-lien notes, our subordinated notes or amounts borrowed under the Holdco term loan, as applicable, is outstanding, in which case the ABL Facility will mature on such earlier date. The maximum committed amount under the ABL Facility will be $150.0 million, subject to a borrowing base that is based on a specified percentage of eligible accounts receivable and inventory and subject to an increase at our option by up to the greater of (x) $100 million and (y) the excess of the borrowing base over the amount of then-effective commitments at the time of such increase. As of December 31, 2011, on an as-adjusted basis, giving effect to the Refinancing Transactions, the borrowing base would have been $171.9 million, and no borrowings and $40.8 million of letters of credit would have been outstanding under the ABL Facility, leaving $109.2 million available for borrowing and a maximum committed amount of $150.0 million. The ABL Facility will bear interest at a floating rate based on a spread over a base rate or a eurocurrency rate. See “Description of Other Indebtedness—ABL Facility.”

The First-Lien Revolving Facility will have a five-year term unless, on any of the dates that is 91 days prior to the scheduled maturity of the Existing Notes, our existing second-lien notes, our subordinated notes or Holdco’s term loans more than $100.0 million aggregate principal amount of the Existing Notes, our existing second-lien notes, our subordinated notes or amounts borrowed under our the Holdco term loan, as applicable, is outstanding, in which case the First-Lien Revolving Facility will mature on such earlier date. The committed amount under the First-Lien Revolving Facility will be $50.0 million, subject to increase at our option by up to $25.0 million of incremental commitments. As of December 31, 2011, on an as-adjusted basis, giving effect to the Refinancing Transactions, no borrowings and no letters of credit would have been outstanding under the First-Lien Revolving Facility, leaving $50.0 million available for borrowing. The First-Lien Revolving Facility will bear interest at a floating rate based on a spread over a base rate or a eurocurrency rate. See “Description of Other Indebtedness—First-Lien Revolving Facility.”

The First-Lien Revolving Facility will bear interest at an initial rate of LIBOR plus 4.50%, subject to adjustments based on a total net first lien leverage ratio.

See “Description of Other Indebtedness—First-Lien Revolving Facility” for more information on the terms and provisions of the First-Lien Revolving Facility.

As used in this offering circular, the term “Refinancing Transactions” refers collectively to (1) this offering, (2) the Cash Tender Offer, (3) if necessary, the redemption of the remaining Existing Senior Secured Notes, (4) the entry into the ABL Facility, (5) the entry into the First Lien Revolving Facility and (6) the use of the proceeds of this offering as described above and in further detail under “Use of Proceeds.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2011:

(1)	on a historical basis; and

(2)	on an as adjusted basis, after giving effect to the Refinancing Transactions.

You should read this table in conjunction with “Risk Factors,” “Offering Circular Summary—Summary Historical Financial Data” and “Use of Proceeds” included elsewhere in this offering circular, as well as the historical consolidated financial statements and related notes incorporated by reference into this offering circular. See the section entitled “Where You Can Find Additional Information and Incorporation by Reference” located at the beginning of this offering circular for more information.

Verso Paper Holdings LLC and Subsidiaries

	As of December 31, 2011
	Historical	As Adjusted
		(unaudited)
	(Dollars in thousands)
Cash and cash equivalents	$94,795	$94,795

Long-term debt:
Verso Paper Holdings LLC
Existing Revolving Credit Facility(1)	$—	$—
ABL Facility(2)	—	—
First-Lien Revolving Facility(3)	—	—
11 1/2% Senior Secured Notes due 2014(4)	302,820	—
Notes offered hereby	—	345,000
8 3/4% Second Priority Senior Secured Notes due 2019(5)	394,736	394,736
Second Priority Senior Secured Floating Rate Notes due 2014(6)	180,216	180,216
11 3/8% Senior Subordinated Notes due 2016	300,000	300,000
Chase NMTC Verso Investment Fund LLC
Loan from Verso Paper Finance Holdings LLC(7)	23,305	23,305

Total long-term debt	1,201,077	1,243,257
Member’s equity:
Paid-in-capital	321,110	321,110
Retained (deficit)	(353,636)	(370,961)
Accumulated other comprehensive (loss)	(28,658)	(28,658)

Total member’s equity	(61,184)	(78,509)

Total capitalization	$1,139,893	$1,164,748

(1)	As of December 31, 2011, we had no amounts outstanding under our existing $200 million revolving credit facility which matures in August 2012. As of December 31, 2011, $40.8 million of the existing revolving credit facility was considered utilized in connection with issued letters of credit and $159.2 million was available for future borrowings. We have commitments for the ABL Facility and the First-Lien Revolving Facility, which will replace the existing revolving credit facility as soon as practicable after the closing of this offering. Until the existing revolving credit facility is replaced by the ABL Facility and the First-Lien Revolving Facility, the security interests securing the existing revolving credit facility will rank equal to those securing the notes (which are effectively similar to liens securing Other First-Priority Lien Obligations).

(2)	The ABL Facility will have a five year term unless, on any of the dates that is 91 days prior to the scheduled maturity of the Existing Notes, our existing second-lien notes, our subordinated notes or Holdco’s term loans more than $100.0 million aggregate principal amount of the Existing Notes, our existing second-lien notes, our subordinated notes or amounts borrowed under the Holdco term loan, as applicable, is outstanding, in which case the ABL Facility will mature on such earlier date. The maximum committed amount under the ABL Facility will be $150.0 million, subject to a borrowing base that is based on a specified percentage of eligible accounts receivable and inventory. As of December 31, 2011, on an as-adjusted basis, giving effect to the Refinancing Transactions, the borrowing base would have been $171.9 million, and no borrowings and $40.8 million of letters of credit would have been outstanding under the ABL Facility, leaving $109.2 million available for borrowing, based on a maximum committed amount of $150.0 million. The maximum committed amount under the ABL Facility is subject to increase at our option by up to the greater of (x) $100.0 million and (y) the excess of the borrowing base over the amount of then-effective commitments at the time of such increase. Once the Refinancing Transactions (other than the replacement of the existing revolving credit facility with the ABL Facility and the First-Lien Revolving Facility) have been completed, we expect that there will be no borrowings outstanding under the existing revolving credit facility and $40.8 million of letters of credit outstanding, leaving $159.2 million available for borrowing thereunder. The ABL Facility bears interest at a floating rate based on a spread over a base rate or a eurocurrency rate. See “Description of Other Indebtedness—ABL Facility.”
(3)	The First-Lien Revolving Facility will have a five-year term unless, on any of the dates that is 91 days prior to the scheduled maturity of the Existing Notes, our existing second-lien notes, our subordinated notes or amounts borrowed under Holdco’s term loan more than $100.0 million aggregate principal amount of the Existing Notes, our existing second-lien notes, our subordinated notes or amounts borrowed under our the Holdco term loan, as applicable, is outstanding, in which case the First-Lien Revolving Facility will mature on such earlier date. The committed amount under the First-Lien Revolving Facility will be $50.0 million, subject to increase at our option by up to $25.0 million of incremental commitments. As of December 31, 2011, on an as-adjusted basis, giving effect to the Refinancing Transactions, no borrowings and no letters of credit would have been outstanding under the First-Lien Revolving Facility, leaving $50.0 million available for borrowing. See “Description of Other Indebtedness—First-Lien Revolving Facility.”

(4)	These Existing Senior Secured Notes were issued with original issue discount and are recorded above at their accreted value. The face amount of these notes is $315.0 million. At the closing of this offering, we will not have completed the Cash Tender Offer or the redemption of the remaining Existing Senior Secured Notes, so the notes and the related guarantees will be secured on an equal and ratable basis with the Existing Senior Secured Notes until the completion of all the Refinancing Transactions. Nevertheless, because we expect that this offering will close after the Early Tender Date for the Cash Tender Offer, we expect to settle the Cash Tender Offer with respect to all Existing Senior Secured Notes that have been tendered as of such Early Tender Date at the closing of this offering. We will optionally redeem any remaining Existing Senior Secured Notes after the Cash Tender Offer.
(5)	These notes were issued with original issue discount and are recorded above at their accreted value. The face amount of these notes is $396.0 million.
(6)	These notes bear interest at a floating rate of rate equal to LIBOR plus 3.75% per year. As of December 31, 2011, the interest rate on these notes was 4.18% per year.
(7)	Represents a loan from Holdco to Chase NMTC Verso Investment Fund, LLC, a variable interest entity (the “Investment Fund”) that is consolidated in our financial statements for purposes of ASC Topic 810-10-15. Prior to making the loan, the corresponding amount was loaned by us to Holdco on the same terms and conditions. Accordingly, any interest paid by the Investment Fund to Holdco will then be paid by Holdco to us. The Investment Fund is not considered a Restricted Subsidiary for the purposes of the indenture governing the notes.

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